SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Artesyn Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARTESYN TECHNOLOGIES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Thursday, May 8, 2003

To the Stockholders:

     The Annual Meeting of the Stockholders of Artesyn Technologies, Inc. (the “Company”) will be held on Thursday, May 8, 2003, at 10:00 A.M., local time, at Pete’s Grande Terrace, 7880 Glades Road, Boca Raton, Florida 33434, for the following purposes:

1.	To elect 10 directors to hold office until the Company’s Annual Meeting of Stockholders in 2004 and until their respective successors have been duly elected and qualified; and

2.	To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on March 17, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Company’s Annual Meeting of Stockholders (the “Meeting”). Only stockholders of record at the close of business on this date will be entitled to notice of, and to vote at, the Meeting and any adjournment(s) thereof.

By Order of the Board of Directors RICHARD J. THOMPSON Secretary

March 26, 2003

     YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE WHICH HAS BEEN PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO ITS EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE YOUR RIGHT TO VOTE YOUR SHARES IN PERSON.

PROXY STATEMENT

ARTESYN TECHNOLOGIES, INC.
7900 Glades Road, Suite 500
Boca Raton, Florida 33434

Annual Meeting Of Stockholders
To Be Held On May 8, 2003

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Artesyn Technologies, Inc., a Florida corporation (the “Company”), to be voted at the Company’s 2003 Annual Meeting of Stockholders (the “Meeting”) and at any adjournment(s) thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     The Meeting is to be held on Thursday, May 8, 2003, at Pete’s Grande Terrace, 7880 Glades Road, Boca Raton, Florida 33434, at 10:00 A.M., local time. The principal executive offices of the Company are located at 7900 Glades Road, Suite 500, Boca Raton, Florida 33434 (telephone no.: 561-451-1000). The enclosed proxy card and this Proxy Statement are being sent to stockholders of the Company on or about March 31, 2003.

Quorum; Votes Required

     Proxies in the form enclosed with this Proxy Statement are being solicited by, and on behalf of, the Company’s Board of Directors. The Company’s Board of Directors has designated the persons named in the enclosed proxy card as proxies. If a quorum, consisting of a majority of the outstanding shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), is present at the Meeting, in person or by proxy, the nominees for director shall be elected by the affirmative vote of a plurality of the shares cast on such matter at the Meeting. All other matters to come properly before the Meeting shall, subject to applicable law, be approved if the number of votes cast in favor of the matter at the Meeting exceeds the number of votes cast at the Meeting opposing the matter.

     Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ shares in their own discretion as to the election of directors and certain other “routine” matters if the clients have not furnished voting instructions prior to the Meeting. Certain proposals are “non-discretionary”; brokers who have received no instructions from their clients do not have discretion to vote on those proposals. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the Meeting, but are not considered “present” for purposes of voting on the non-discretionary proposals.

     Shares represented by properly executed proxies received by the Company will be voted at the Meeting in the manner specified therein or, if no specification is made, will be voted “FOR” the election of all the nominees for director named herein. In the event that any other matters are properly presented at the Meeting for action, the persons named in the proxy will vote the proxies (which confer authority upon them to vote on any such matters) in accordance with their judgment.

Revocation and Solicitation

     A record stockholder may revoke any proxy given pursuant to this solicitation at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Meeting or by executing another proxy bearing a later date. Attendance by a stockholder at the Meeting does not alone serve to revoke his or her proxy.

     The costs of soliciting proxies will be borne by the Company. The solicitation of proxies will be made primarily by mail, but, in addition, may be made by directors, officers and employees of the Company, personally or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses, in connection with such solicitations. The Company will reimburse brokers, custodians, nominees and fiduciaries for their out-of-pocket and clerical expenses in transmitting proxies and related materials to beneficial owners.

Annual Report

     The Company’s Form 10-K and Annual Report to Stockholders for the fiscal year ended December 27, 2002 (“fiscal year 2002”), which contain the Company’s audited financial statements for fiscal year 2002, are being mailed with this Proxy Statement to all persons who were stockholders as of the close of business on March 17, 2003.

Record Date; Outstanding Shares

     The Board of Directors has fixed the close of business on March 17, 2003 as the record date for the determination of stockholders of the Company who are entitled to receive notice of, and to vote at, the Meeting. At the close of business on that date, an aggregate of 38,684,600 shares of Common Stock were issued and outstanding, each of which is entitled to one vote on each matter to be voted upon at the Meeting. The Company’s stockholders do not have cumulative voting rights. The Company has no other class of voting securities entitled to vote at the Meeting.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

     The following table sets forth certain information as of the close of business on March 17, 2003, regarding the stockholders which are known by us to beneficially own more than 5% of the Common Stock (based solely upon filings by said holders with the Securities and Exchange Commission (the “SEC”) on Schedule 13D or Schedule 13G, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

Name And Address Of Beneficial Owner	Number Of Shares Beneficially Owned (1)		Percent Of Common Stock

Finestar International Limited (2)	6,095,454	(2)	13.7%
c/o ABN Amro Management Services (Hong Kong) Limited
18/F Lincoln House
Taikoo Place, 979 King’s Road
Quarry Bay, Hong Kong

Bruce Cheng (2)

Delta Electronics, Inc. (2)
186 Ruey Kuang Road
Neihu, Taipei 114
Taiwan, R.O.C

Pzena Investment Management, LLC (3)	3,263,725		8.5%
830 Third Avenue
14th Floor
New York, NY 10022

State of Wisconsin Investment Board (4)	2,115,500		5.5%
P.O. Box 7842
Madison, WI 53707

Mellon Financial Corporation (5)	1,942,630		5.1%
c/o Mellon Financial Corporation
One Mellon Center
Pittsburgh, PA 15258

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2)	Finestar International Limited, a British Virgin Islands corporation, purchased a 3% subordinated convertible note in the principal amount of $50,000,000 (which note is convertible into shares of Common Stock), and a warrant to acquire 1,550,000 shares of Common Stock. Finestar is deemed the beneficial owner of 6,095,454 shares of Common Stock that may be issued upon the conversion of the note and the exercise of the warrant. Mr. Bruce Cheng is the sole director and member of Finestar and as such has sole voting and dispositive power. Mr. Cheng is the founder, chief executive officer and chairman of Delta Electronics, Inc., a Taiwanese corporation, a global power supply, electronic component and video display manufacturer, and a competitor of the Company. The note, the warrant and the Common Stock underlying the note and the warrant are transferable between Finestar, Mr. Cheng, Delta Electronics, Inc. and their respective direct or indirect affiliates. See “Certain Relationships and Related Transactions” below.

(3)	Pzena Investment Management, LLC is an investment management firm deemed to hold 3,263,725 shares of Common Stock.

(4)	State of Wisconsin Investment Board is a government agency, which manages public pension funds subject to provisions comparable to ERISA, and is deemed to hold 2,115,500 shares of Common Stock.

(5)	Mellon Financial Corporation, a parent holding company, is deemed to hold 1,942,630 shares of Common Stock; it has sole voting power of 1,336,580 shares, and shared voting power of 247,120 shares of Common Stock. The shares are owned by the following direct or indirect subsidiaries of Mellon Financial Corporation: Boston Safe Deposit and Trust Company (parent holding company of Boston Safe Advisors, Inc., Franklin Portfolio Associates, LLC, TBCAM Holdings, Inc., The Boston Company Asset Management, LLC and Mellon Growth Advisors LLC) and Mellon Bank, N.A. (parent holding company of Founders Asset Management LLC, The Dreyfus Corporation, Mellon Equity Associates, LLP and Laurel Capital Advisors, LLP).

Ownership by Management

     The following table sets forth, as of the close of business on March 17, 2003, certain information concerning beneficial ownership of Common Stock by each director of the Company, each of the Named Executives (as defined below), and all directors and executive officers as a group (based solely upon information furnished by such persons):

Name	Number Of Shares Beneficially Owned (1) (2)		Percent Of Common Stock

Joseph M. O’Donnell	1,006,606		2.6%
Lawrence J. Matthews	972,056	(3)	2.5%
Ronald D. Schmidt	725,551	(4)	1.9%
John M. Steel	626,280	(5)	1.6%
Richard J. Thompson	471,330	(6)	1.2%
Bert Sager	313,925	(7)	*
Phillip A. O’Reilly	191,721	(8)	*
Robert J. Aebli	146,180		*
Stephen A. Ollendorff	92,100		*
Dr. Fred C. Lee	85,104		*
Norman C. Wussow	82,313		*
Lewis Solomon	81,000		*
Edward S. Croft, III	76,881		*
A. Eugene Sapp, Jr	70,500		*
Kenneth E. Blake	37,657		*

All directors and executive officers as a group (18 persons)	5,159,758		13.3%

*	Represents less than 1%.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

(2)	Includes the following shares of Common Stock subject to currently exercisable options and/or that may be acquired upon the exercise of options within 60 days after March 17, 2003: Mr. O’Donnell - 823,365; Mr. Matthews - 60,000; Mr. Schmidt - 50,000; Mr. Steel - 20,000; Mr. Thompson - 391,312; Mr. Sager - 100,000; Mr. O’Reilly - 100,000; Mr. Aebli - 130,429; Mr. Ollendorff - 80,000; Dr. Lee - 60,000; Mr. Wussow - 48,279; Mr. Solomon - 70,000; Mr. Croft - 60,000; Mr. Sapp - 60,000; Mr. Blake - 30,000 and all directors and executive officers as a group 18 persons - 2,229,585

(3)	Includes 40,000 shares of Common Stock, which are owned of record by the Lawrence J. and Barbara M. Matthews Charitable Remainder Unitrust, of which Mr. Matthews and his spouse are beneficiaries and retain the right to appoint and dismiss the trustee.

(4)	Includes 17,926 shares of Common Stock, which are owned of record by Mr. Schmidt’s wife, with respect to which Mr. Schmidt disclaims beneficial ownership, and 267,000 shares of Common Stock, which are owned by the Schmidt Family Limited Partnership, a limited partnership of which Mr. Schmidt is a general partner.

(5)	Includes 259,400 shares of Common Stock, which are owned of record by Mr. Steel’s wife, with respect to which Mr. Steel disclaims beneficial ownership.

(6)	Includes 900 shares of Common Stock, which are held in trust by Mr. Thompson for his daughters.

(7)	Includes 153,860 shares which are owned by Sager Holdings Limited Partnership, a limited partnership of which Mr. Sager is both a limited partner and a principal shareholder of the corporate general partner.

(8)	Includes 81,721 shares of Common Stock owned by the O’Reilly Family LLC (of which Mr. O’Reilly is the manager), which company is owned by the O’Reilly Family Trust (a family trust created by Mr. O’Reilly).

Section 16(a) Beneficial Ownership Reporting Compliance

     Pursuant to Section 16(a) of the Exchange Act, the directors and executive officers and beneficial owners of greater than 10% of the Company’s Common Stock are required to file certain reports with the SEC in respect of their ownership of the Company’s securities. The Company believes that during fiscal year 2002 all such required reports were filed on a timely basis, other than with respect to one Form 4 report required to be filed by Mr. O’Donnell with respect to a stock option grant and, due to a clerical oversight, one Form 3 report required to be filed by Mr. Braith after his promotion within the Company in 2002 and thereafter one Form 5 report with respect to a stock option grant.

PROPOSAL I:
ELECTION OF DIRECTORS

     The entire Board of Directors is to be elected at the Meeting, other than Dr. Lee. The Company’s by-laws provide that the maximum number of directors is 12, with the exact number to be fixed by the Board of Directors. The Board of Directors, which presently consists of 11 members, has been set at ten members, effective upon the completion of the Meeting and any adjournment(s) thereof. All of the nominees listed below have consented to being named in this Proxy Statement and to serving as directors of the Company if elected. All of the nominees are currently directors of the Company and were elected by the stockholders at the Company’s annual meeting of stockholders held in 2002. Messrs. Schmidt, Steel and Matthews and Dr. Lee initially became directors of the Company pursuant to the Agreement and Plan of Merger entered into in connection with the merger of the Company and Zytec Corporation (“Zytec”) in 1997. Dr. Lee, however, has decided not to stand for reelection as a member of the Board of Directors. Messrs. Schmidt, Steel and Matthews currently have the right to designate up to three individuals to be nominated for election to the Company’s Board of Directors. Such designees are included in the slate of nominees for election to the Company’s Board of Directors set forth below.

     Proxies in the accompanying form will be voted at the Meeting in favor of the election of each of the nominees listed on the accompanying proxy card, unless authority to do so is withheld as to an individual nominee or nominees or all nominees as a group. Proxies cannot be voted for a greater number of persons than the number of nominees named. Directors will be elected by a plurality of the votes cast therefore by the holders of shares of Common Stock (assuming a quorum exists). In the unexpected event that any of such nominees should become unable to, or for good reason will not, serve as a director, it is intended that proxies will be voted for the election of substitute nominee(s).

     Set forth below is certain information with respect to each nominee for election as a director of the Company at the Meeting (based solely upon information furnished by such persons):

Name	Age (As of 3/17/03)	Year of First Election as a Director	Principal Occupations During Past Five Years; Other Directorships

Edward S. Croft, III (1)(3)	60	1980	Since August 1996, Managing Director of Croft & Bender LLC, a private investment banking firm; from April 1996 to August 1996, President of Croft & Co., a financial advisory firm; for more than five years prior to April 1996, Managing Director of The Robinson-Humphrey Company, Inc., an investment banking firm.

Lawrence J. Matthews (1)(3)	74	1997	For more than the past five years, retired executive. From January 1999 to June 2000, Acting President and Chief Executive Officer of Veritec, Inc., a seller of microprocessor-based encoding and decoding systems products. In October 1995, an involuntary Chapter 7 petition under the United States Bankruptcy Code was filed against Veritec, Inc. This filing was subsequently converted to a Chapter 11 petition. Veritec emerged from bankruptcy in October 1999. Currently a director of Veritec, Inc. and Sorrento Networks Corporation, a supplier of end-to-end, intelligent optical networking solutions.

Name	Age (As of 3/17/03)	Year of First Election as a Director	Principal Occupations during past five years; Other Directorships

Joseph M. O’Donnell (4)	56	1994	Co-Chairman of the Board of Directors of the Company since December 1997; from February 1997 to December 1997, Chairman and since July 1994, Chief Executive Officer and President of the Company.

Stephen A. Ollendorff (3)(4)	64	1984	Practicing attorney for more than the past five years; since February 1999 Of Counsel to Kirkpatrick & Lockhart LLP; from December 1990 to January 1999, Of Counsel to Hertzog, Calamari & Gleason; from 1983 to present, Vice President, then President, then Chairman and Chief Executive Officer and director of Acorn Holding Corp., a manufacturer of microcrystalline silicon wafers.

Phillip A. O’Reilly (1)(2)	76	1988	For more than the past five years, retired executive.

Bert Sager (1)(2)(3)	77	1968	Practicing attorney for more than the past five years; director of Acorn Holding Corp., a manufacturer of microcrystalline silicon wafers.

A. Eugene Sapp, Jr.	66	1997	Since December 2002, retired executive. From December 2001 to December 2002, Co-Chairman of Sanmina-SCI Corporation (the surviving corporation of the merger of SCI Systems, Inc. with a wholly-owned subsidiary of Sanmina Corporation); Director of Sanmina-SCI Corporation; from 1994 until 1999, President and Chief Operating Officer of SCI Systems, Inc.; since July 2000, Chairman of the Board and, since July 1999, Chief Executive Officer of SCI, until the merger in December 2001.

Ronald D. Schmidt (4)	66	1997	Co-Chairman of the Board of Directors of the Company since December 1997; from January 1984 to December 1997, an executive officer (including Chairman of the Board and Chief Executive Officer) and director of Zytec.

Name	Age (As of 3/17/03)	Year of First Election as a Director	Principal Occupations during past five years; Other Directorships

Lewis Solomon (1)(2)(4)	69	1995	Lead Independent Director by the Board of Directors since January 2003. Since October 1999, Chief Executive Officer of Broadband Services, Inc., which provides logistic and technical services to the cable television, DBS, fixed wireless and telecommunication industries; from August 1990 to October 1999, Chairman of G&L of Syosset, Inc., a financial consulting firm; director of Anadigics, Inc., a manufacturer of gallium arsenide semiconductors; director of Terayon Communications, Inc., a manufacturer of cable and wireless modems; and director of Harmonic, Inc., a designer, manufacturer and marketer of digital and fiber optic systems.

John M. Steel (3)	56	1997	Since July 2000, retired executive; from December 1997 until July 2000, Vice President of the Company; from January 1984 to December 1997, executive officer and director of Zytec.

(1)	Member of the Audit Committee.

(2)	Member of the Compensation and Stock Option Committee.

(3)	Member of the Nominating Committee.

(4)	Member of the Executive Committee.

     The Board of Directors unanimously recommends a vote “FOR” the re-election of all of the 10 nominees named above as directors of the Company.

Board of Directors; Committees of the Board

     The Company’s Board of Directors met eight times during fiscal year 2002. During fiscal year 2002, no director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committee(s), if any, of the Board on which he served. The Board of Directors has established four standing committees, consisting of an Audit Committee, a Compensation and Stock Option Committee, a Nominating Committee and an Executive Committee. The following describes the current functions of each committee.

     The Audit Committee, which held six meetings during fiscal year 2002, reviews the internal and external audit functions of the Company and makes recommendations to the Board of Directors with respect thereto. It also has primary responsibility for the formulation and development of the auditing policies and procedures of the Company and for making recommendations to the Board of Directors with respect to the selection of the Company’s independent auditing firm. The Company’s Audit Committee Charter, a copy of which was attached to our 2001 Proxy Statement, governs the Audit Committee. The Board of Directors of the Company has determined that the current composition of the Audit Committee satisfies The NASDAQ Stock Market’s requirements regarding the independence, financial literacy and experience of audit committees. The Chairman of this committee is Edward S. Croft, III.

     The Compensation and Stock Option Committee (the “Compensation Committee”), which held five meetings during fiscal year 2002, sets and approves salary levels of all corporate officers and has primary responsibility for the administration of the Company’s 2000 Performance Equity Plan (the “2000 Plan”), including the granting of options thereunder. This committee also administers the Company’s 1990 Performance Equity Plan. The Chairman of this committee is Phillip A. O’Reilly.

     The Nominating Committee, which held one meeting during fiscal year 2002, recommends nominees to fill vacancies on the Board of Directors and considers responsible recommendations by the Company’s stockholders of candidates to be nominated as directors of the Company. The Nominating Committee met in early 2003 and considered and recommended the 10 nominees named herein to the Board of Directors. All recommendations of candidates made by the Company’s stockholders must be in writing and addressed to the Secretary of the Company and must be received by the Company not less than 50 days nor more than 75 days prior to that year’s annual meeting. By accepting a stockholder recommendation for consideration, the Nominating Committee does not undertake to adopt or take any other action concerning the recommendation or to give the proponent thereof its reasons for any action or failure to act. The Chairman of this committee is Bert Sager.

     The Board of Directors established the Executive Committee, which held one meeting during fiscal year 2002, in October 1997. The purpose of this committee is to exercise all the powers and authority of the full Board of Directors in the management of the Company except as may be limited by the Florida Business Corporation Act or other applicable law. The Chairman of this committee is Joseph M. O’Donnell.

Compensation Committee Interlocks and Insider Participation

     The Compensation and Stock Option Committee consists of Phillip A. O’Reilly, Bert Sager, and Lewis Solomon. None of the committee members are, or were ever, executive officers or employees of the Company. During the last fiscal year, none of the executive officers of the Company serving on the board of directors or on the compensation committee of any other entity, any of whose executive officers served on the Board of Directors of the Company.

Compensation of Directors

     Directors who are not employees of the Company (“Outside Directors”) are compensated for their services by payment of an annual fee of $24,000 plus $1,500 per day for each Board of Directors’ meeting attended, $750 for each telephonic Board of Directors’ meeting attended and $1,000 per day for each committee meeting attended (and an additional $250 per day for each committee meeting at which such person acted as chairman) with a maximum payment of $3,500 per day for attendance at meetings of the Board of Directors and committees and acting as chairman at meetings of committees of the Board of Directors.

     During fiscal year 2002, options to purchase 10,000 shares of Common Stock were granted by the Company to each of the Outside Directors of the Company at an exercise price equal to the fair market value of the Common Stock on such grant date pursuant to the Company’s 1990 Outside Directors’ Stock Option Plan. Under such plan, each Outside Director is granted an option, exercisable at the fair market value on the date of grant for a period of 10 years, to purchase 10,000 shares of Common Stock each time that such person is elected or re-elected by the stockholders to serve as a director of the Company if such Outside Director then owns a prescribed amount of Common Stock.

     An Outside Director who had served as a director prior to August 15, 1996, and serves as a director for five or more years is entitled to receive certain annual benefits under the Company’s Outside Directors’ Retirement Plan. The annual benefits commence on the later of such Outside Director’s retirement from the Board of Directors or attainment of age 70 and continue for a number of years equal to the number of years the Outside Director served on the Company’s Board of Directors. Effective January 1, 2000, the base amount of such benefit is $24,000, adjusted pursuant to a cost of living index to each Outside Director’s particular retirement date. Once a director has begun to receive the benefits as so adjusted, no further adjustments will be made for the remainder of the period of time such Outside Director receives the benefit.

Certain Relationships and Related Transactions

Certain Relationships

     Mr. Ollendorff, a director of the Company, was Of Counsel to the law firm of Kirkpatrick & Lockhart LLP during fiscal year 2002. Kirkpatrick & Lockhart LLP acted as counsel for the Company in fiscal year 2002 and received fees in such fiscal year for various legal services rendered to the Company.

Transactions with Finestar International Limited

     3% Convertible Note

     On January 14, 2002, the Company entered into a Securities Purchase Agreement, pursuant to which it sold a 3% subordinated convertible note in the amount of $50,000,000, due January 15, 2007, to Finestar International Limited, a British Virgin Islands corporation.

      Conversion. The note is convertible into that number of shares of Common Stock equal to (i) the amount of principal to be so converted divided by (ii) 11.00. The conversion price and the number of shares received upon conversion will be proportionally adjusted in the event of stock splits, stock dividends, combinations and recapitalizations. The note also provides for adjustments to the conversion price if the Company issues shares of Common Stock, or shares convertible into or exercisable for Common Stock, at a price per share less than the conversion price of the note, subject to certain exclusions. The exclusions include any shares issued by the Company: (i) upon conversion of the note and/or in connection with the issuance and exercise of the warrant (described below), (ii) upon exercise of stock option grants and stock purchase rights approved by a majority of the Board of Directors pursuant to plans approved by the Company’s stockholders, (iii) upon the conversion or the exercise of convertible or exercisable securities in existence prior to January 15, 2002, (iv) in connection with acquisitions and commercial relationships (provided that the purpose of such transaction is not capital raising) and (v) in connection with the satisfaction of any earn-out or contingent payment obligation of the Company arising out of an acquisition consummated prior to January 15, 2002.

     In addition, the note provides that the actual number of shares of Common Stock to be issued to Finestar is subject to applicable restrictions imposed on any such issuance by Nasdaq Marketplace Rules or by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Interest. The convertible note bears interest at the rate of 3% per annum. Interest is payable in cash semi-annually, net of applicable withholding tax, with the first payment due on June 15, 2002.

     Redemption. The convertible note is subject to redemption, at the Company’s election, at a redemption price of 100% of the principal amount; together with accrued and unpaid interest to the redemption date plus any remaining interest that would have been payable had the note remained outstanding until January 15, 2007. However, the Company cannot redeem the convertible note prior to January 15, 2005 and thereafter unless (a)(i) a shelf registration statement with respect to the resale by the holder of the note has been declared effective (ii) the use of the shelf registration has not been suspended on the date notice of redemption is given, and (iii) the registration will remain effective and not suspended through the date of redemption and for 45 days thereafter, or (b) the shares of Common Stock issuable upon conversion of the note are freely tradeable under Rule 144(k) under the Securities Act of 1933, as amended.

     Right to Require Repurchase. Finestar has the right to require the Company to repurchase the entire convertible note or a portion of the convertible note (i) at any time on or after January 15, 2005 or (ii) in the event of a change of control of the Company. The repurchase price equals the sum of the accrued and unpaid interest on the convertible note to the date of payment plus (a) in the case of a repurchase pursuant to a change of control, 115% of the principal amount of the note outstanding, or (b) in the case of repurchase other than pursuant to a change of control, 100% of the principal amount of the portion of the convertible note to be repurchased. Change of control is defined as the acquisition by any person of beneficial ownership, through a purchase, merger or other acquisition transaction or series of transactions, of shares of the Company’s capital stock, entitling such person to exercise 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the elections of directors.

     Events of Default. An “event of default” under the convertible note will occur if, among other things, the Company (i) defaults in the payment of any principal, interest or premium when it becomes due for a period of three business days, (ii) defaults in the performance of obligations with respect to the conversion of the note for a period of five business days, (iii) fails to give notice of a change of control as required by the terms of the note or fails to perform in any material respect an agreement or obligation in connection with the Securities Purchase Agreement or the note, (iv) materially breaches a representation and warranty of the Securities Purchase Agreement which results in a material adverse effect on the Company, (vi) defaults under the Company’s Credit Agreement, dated as of January 23, 2001, as amended, with a syndicate of banks, or (v) files, or one or more of its significant subsidiaries files, for bankruptcy or similar protection or consents to the entry of an order in an involuntary case under bankruptcy or similar laws.

      Warrant. In connection with the Securities Purchase Agreement, the Company also issued a five-year warrant to Finestar to purchase up to 1,550,000 shares of Common Stock. The exercise price per share of Common Stock is equal to $11.50. The exercise price and the number of shares received upon exercise will be proportionally adjusted in the event of stock splits, stock dividends, combinations and recapitalizations. The warrant also provides for adjustments to the exercise price if the Company issues shares of Common Stock at a price per share less than the exercise price of the warrant, subject to certain exclusions. Those exclusions include shares issued by the Company: (i) upon conversion of the note and/or in connection with the issuance and exercise of the warrant, (ii) upon the exercise of stock option grants and stock purchase rights approved by a majority of the Board of Directors pursuant to plans approved by the Company’s stockholders, (iii) upon the conversion or the exercise of convertible or exercisable securities in existence prior to January 15, 2002, (iv) in connection with acquisitions and commercial relationships (provided that the purpose of such transaction is not capital raising) and (v) in connection with the satisfaction of any earn-out or contingent payment obligation of the Company arising out of an acquisition consummated prior to January 15, 2002.

     In addition, the warrant provides that the actual number of shares of Common Stock to be issued to Finestar is subject to applicable restrictions imposed on any such issuances by Nasdaq Marketplace Rules or by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The warrant expires on January 15, 2007.

     Collateral Rights. In connection with the Securities Purchase Agreement, Finestar was granted a “right of first negotiation.” To the extent the Company (i) receives a proposal that contemplates a sale of control or a sale of all or substantially all of the Company’s assets on a consolidated basis or the Company’s power supply business, or (ii) determines to sell 15% or more of its voting securities or all or substantially all of the Company’s assets on a consolidated basis or the Company’s power supply business (subject to certain exceptions), the Company must notify Finestar and give it the opportunity to negotiate a transaction. Additionally, Finestar was granted the right to have two observers attend meetings of the Company’s Board of Directors and receive related materials, subject to the Company’s right to withhold related materials and exclude such observers from meetings for reasonable purposes.

     Registration Rights

     Pursuant to the Registration Rights Agreement with Finestar executed in connection with the Securities Purchase Agreement, the Company agreed to file with the SEC a registration statement for the resale of the shares of Common Stock issuable upon conversion of the convertible note and the exercise of the warrant. The Registration Rights Agreement also provides Finestar with demand registration rights and piggyback registration rights customary for a transaction of this type. The Company filed a registration statement on Form S-3 with the SEC on January 25, 2002 in order to register 6,095,454 shares of Common Stock that may be issued upon full conversion of the note and the full exercise of the warrant. The SEC declared this registration statement effective on May 3, 2002.

Executive Officers

     The following table sets forth the executive officers and key employees of the Company and their respective positions.

Name	Age (as of 3/17/03)	Position(S) with the Company
Robert J. Aebli	67	President - Communications Products

Kenneth E. Blake	48	President - Marketing and Standard Products Group

Ewald Braith	39	President - Communications Infrastructure Group

D. Harvey Dewan	63	President - Global Manufacturing

Richard F. Gerrity	47	Corporate Treasurer

Joseph M. O’Donnell	56	Co-Chairman of the Board of Directors; President and Chief Executive Officer

Richard J. Thompson	53	Vice President - Finance; Chief Financial Officer and Secretary

Norman C. Wussow	57	President - Enterprise Computing Group

     Robert J. Aebli has been President of Communications Products since November 1993.

     Kenneth E. Blake has been President – Marketing and Development since August 2000, and was subsequently named President – Marketing and Standard Products Group in December 2002. Previously Mr. Blake was Vice President – Sales and Marketing for Arcom, Inc., a provider of design and installation services for network systems from February 1999 through August 2000. For more than five years prior to February 1999, Mr. Blake was Vice President – Sales of the Company.

      Ewald Braith has been President – Communications Infrastructure Group since January 2002. From January 2000 through December 2001, Mr. Braith served as Vice President – Engineering for the Global Wireless and Communications Infrastructure divisions. Mr. Braith joined Zytec in 1991 and held various engineering positions, most recently Managing Director of Zytec Hungary, until December 1997.

     D. Harvey Dewan has been President of Global Manufacturing since January 2000. From December 1997 to December 1999, Mr. Dewan served as President of the Company’s North American and Asian Manufacturing divisions. From February to December 1997, Mr. Dewan was Vice President of Operations for Communications Products.

      Richard F. Gerrity has been Corporate Treasurer since July 2000. From April 1996 to July 2000, Mr. Gerrity served as Director of Treasury at Hadco Corporation, a manufacturer of electronic components for the technology industry.

     Joseph M. O’Donnell has been Chairman of the Board of Directors since February 1997 and Co-Chairman of the Board following the merger of Zytec into the Company. Mr. O’Donnell has served as President and Chief Executive Officer since July 1994.

     Richard J. Thompson has been Vice President – Finance, Chief Financial Officer, and Secretary since June 1990.

      Norman C. Wussow was appointed to the position of President – Enterprise Computing Group in June 2001. From June 1999 through June 2001, Mr. Wussow served as President of the Company’s North America-Commercial division. From January 1998 through June 1999, Mr. Wussow served as Vice President – Custom Engineering of North America’s Commercial division. Mr. Wussow joined Zytec in 1993 and held various engineering positions, most recently Vice President – Engineering until December 1997, when Zytec was merged into the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth compensation earned for the fiscal years ended December 27, 2002 (“fiscal year 2002”), December 28, 2001 (“fiscal year 2001”), and December 29, 2000 (“fiscal year 2000”), by the Chief Executive Officer and by the other four most highly compensated executive officers (whose salary and bonus earned in fiscal year 2002 exceeded $100,000) of the Company serving at the end of fiscal year 2002 (the “Named Executives”).

Name			Annual Compensation				Long-Term Compensation

Name and Position(s)	Fiscal Year		Salary ($)	Bonus ($)(1)		Other Annual Compensation ($)(2)	Securities Underlying Options (3)		All Other Ompensation ($)

Joseph M. O’Donnell	2002		560,055	254,800	(4)	-0-	310,000	(4)	33,500	(5)
Co-Chairman, Chief Executive	2001		559,854	-0-		-0-	170,000		32,600	(5)
Officer and President	2000		516,910	450,270		-0-	137,500		32,500	(5)

Richard J. Thompson	2002		300,000	458,000	(6)	-0-	130,000		15,846	(7)
Vice President—Finance, Chief	2001		292,191	-0-		-0-	105,000		14,946	(7)
Financial Officer and Secretary	2000		269,794	101,113		-0-	127,500		14,639	(7)

Robert J. Aebli	2002		240,000	210,400	(8)	-0-	20,000		20,645	(9)
President—Communications	2001		227,146	-0-		-0-	35,000		22,685	(9)
Products	2000		216,000	247,428		-0-	15,000		21,754	(9)

Kenneth E. Blake	2002		250,000	137,500		-0-	40,000		13,407	(12)
President—Marketing and	2001		247,531	-0-		-0-	40,000		8,065	(12)
Standard Products Group	2000	(11)	89,481	11,750		-0-	40,000		3,125	(12)

Norman C. Wussow	2002		225,576	126,500		-0-	40,000		15,689	(10)
President—Enterprise	2001		223,776	-0-		-0-	40,000		15,824	(10)
Computing Group	2000		201,807	26,520		-0-	50,000		15,353	(10)

(1)	Includes annual amounts awarded under the Company’s Executive Incentive Plan to Named Executives. The Compensation Committee set plan goals for 2002 that rewarded critical near term issues for the Company including profitability and cash flow improvement. Based on the Company’s results of operations in 2002, bonuses were paid to 62 plan participants for the achievement of cash flow improvement criteria while no payments were earned under profitability measurement. Total payments under the Executive Incentive Plan were less than 6% of the over $46 million of net operating cash provided from operating activities. See “Compensation and Stock Option Committee Report on Executive Compensation”.
(2)	Includes only those perquisites that are, in the aggregate, greater than or equal to the lesser of $50,000 or 10% of annual salary and bonus.
(3)	Represents options awarded under the Company’s stock option plan.
(4)	Based on the formulas set forth in the Company’s 2002 Executive Incentive Plan, as approved by the Compensation Committee at the beginning of the fiscal year, Mr. O’Donnell earned a total bonus of $509,600. Upon the voluntary election of Mr. O’Donnell and with concurrence of the Compensation Committee, the total earned bonus is payable 50% in cash and, in lieu of the remaining 50%, Mr. O’Donnell received an option grant to purchase 75,000 shares of Common Stock, which was granted at the current fair market value on March 10, 2003 of $3.20 per share. The cash portion is subject to Mr. O’Donnell’s continued employment and will be paid in four quarterly installments beginning in the second quarter of 2003 through the first quarter of 2004. For more information, see “Compensation and Stock Option Committee Report on Executive Compensation” section on page 16.
(5)	Includes insurance premiums paid by the Company in the amounts of $20,000, $20,000 and $20,000 with respect to two life insurance policies for the benefit of Mr. O’Donnell, including a whole-life policy and a hybrid policy in fiscal years 2002, 2001 and 2000, respectively. Also includes $7,500, $7,500 and $7,500 in premiums paid by the Company with respect to health insurance for the benefit of Mr. O’Donnell and contributions of $6,000, $5,100 and $5,000 to the Company’s 401(k) plan in fiscal years 2002, 2001 and 2000, respectively.
(6)	Includes a special, one-time incentive payment of $331,000 for the successful implementation of a corporate refinancing completed in January 2002.
(7)	Includes contributions in the amounts of $6,000, $5,100 and $5,000 by the Company to its 401(k) plan for the benefit of Mr. Thompson and insurance premiums in the amounts of $9,846, $9,846 and $9,639 paid by the Company with respect to term life insurance and health insurance for the benefit of Mr. Thompson in fiscal years 2002, 2001 and 2000, respectively.

(8)	Includes special retention incentive payment of $100,000 for Mr. Aebli’s continued employment through the end of fiscal year 2002.
(9)	Includes contributions in the amounts of $5,500, $5,100 and $5,000 by the Company to its 401(k) plan for the benefit of Mr. Aebli and insurance premiums in the amounts of $15,145, $17,585 and $16,754 paid by the Company with respect to term life insurance and health insurance for the benefit of Mr. Aebli in fiscal years 2002, 2001 and 2000, respectively.
(10)	Includes contributions in the amounts of $6,000, $5,100 and $5,000 by the Company to its 401(k) plan for the benefit of Mr. Wussow and insurance premiums in the amounts of $9,689, $10,724 and $10,353 paid by the Company with respect to term life insurance and health insurance for the benefit of Mr. Wussow in fiscal years 2002, 2001 and 2000, respectively.
(11)	Mr. Blake rejoined the Company in August 2000.
(12)	Includes a contribution in the amount of $5,500 by the Company to its 401(k) plan for the benefit of Mr. Blake in the 2002 fiscal year, and insurance premiums in the amounts of $7,907, $8,065 and $3,125 paid by the Company with respect to term life insurance and health insurance for the benefit of Mr. Blake in fiscal years 2002, 2001 and 2000, respectively.

Stock Option Grants In Last Fiscal Year

     The following table sets forth certain information concerning stock options granted to the Named Executives in fiscal year 2002.

Name	Number of Securities Underlying Options Granted		Percentage of Total Options Granted to Employees in Fiscal Year (%)(1)	Exercise Price Per Share ($)	Expiration Date of Options	Grant Date Present Value ($)(2)

Joseph M. O’Donnell	75,000	(3)	6.63	10.25	01/18/07	538,523
	100,000		8.84	2.65	08/08/07	182,315
	30,000		2.65	1.83	11/01/07	52,813
	30,000		2.65	2.48	08/16/07	51,695

	235,000	(4)	20.77			825,346

Richard J. Thompson	75,000	(3)	6.63	10.25	01/18/07	538,523
	55,000		4.86	2.65	08/08/07	100,273

	130,000		11.49			638,796

Robert J. Aebli	20,000		1.77	2.65	08/08/07	31,547

Kenneth E. Blake	40,000		3.54	2.65	08/08/07	72,926

Norman C. Wussow	40,000		3.54	2.65	08/08/07	72,926

(1)	Represents the percentage of options granted to all employees of our company in fiscal year 2002.

(2)	Based upon the Black-Scholes option-pricing model adopted for use in valuing executive stock options. The actual value, if any, a Named Executive may realize will depend upon the excess of the market price of our common stock over the exercise price on the date the option is exercised. There is, therefore, no assurance that the value realized by a Named Executive will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based upon certain assumptions, which we believe are reasonable, such as a risk- free rate of return of 3.1%, stock price volatility of 98%, future dividend yield of 0% and expected life of 3.9 years. The values do not take into account certain features of the stock plans, which may affect such values, such as conditions of exercisability and non-transferability.

(3)	Represents special, one-time recognition grants of stock options pursuant to the successful implementation of a corporate refinancing completed in January 2002.

(4)	Excludes grant of options to purchase 75,000 shares of Common Stock in lieu of 50% of Mr. O’Donnell’s cash bonus earned in fiscal 2002 (see “Summary Compensation Table” above), which grant was made on March 10, 2003.

Options Exercised in Last Fiscal Year and Fiscal Year-End Option Values Table

     The following table sets forth certain information with respect to stock options exercised by the Named Executives in fiscal year 2002 and certain information with respect to exercisable and non-exercisable stock options held on December 27, 2002 by the Named Executives. The table also includes the value of “in-the-money” stock options, which represents the spread between the exercise price of the existing stock options and the year-end trading price of the Common Stock.

			Number of Securities Underlying Unexercised Options Held on December 27, 2002		Value of In-The-Money Options Held on December 27, 2002 (1)($)

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Exercisable	Not Exercisable	Exercisable	Not Exercisable

Joseph M. O’Donnell	-0-	-0-	738,365	425,000	243,000	197,700

Richard J. Thompson	-0-	-0-	388,812	250,000	26,500	57,750

Robert J. Aebli	-0-	-0-	95,429	62,500	19,800	21,000

Kenneth E. Blake	-0-	-0-	20,000	100,000	-0-	42,000

Norman C. Wussow	-0-	-0-	65,279	90,000	-0-	42,000

(1)	Based upon the closing price of the Common Stock on December 27, 2002 of $3.70.

Employment Arrangements

     The Compensation and Stock Option Committee approved an employment agreement, dated as of January 1, 2000, between the Company and Mr. O’Donnell (the “O’Donnell Agreement”). The O’Donnell Agreement provides that effective February 1, 2000, Mr. O’Donnell is to receive a base salary of $522,000 per year, which amount is subject to adjustment. Effective February 1, 2001, Mr. O’Donnell’s salary was increased to $560,000 and has remained unchanged since that time. In addition, the O’Donnell Agreement provides that Mr. O’Donnell is eligible to receive an incentive payment each year in an amount equal to up to a maximum of 182% of his base salary for such year. Mr. O’Donnell is also eligible for additional payments in the discretion of the Compensation and Stock Option Committee awarded in accordance with the terms of the Company’s Executive Incentive Plan. Mr. O’Donnell is also entitled to reimbursement of certain health, disability and life insurance benefits. The Company also has agreed to cause Mr. O’Donnell to be nominated as a director throughout the term of his employment. The O’Donnell Agreement’s initial term expired on December 31, 2000, but is renewable each successive year thereafter for an additional one-year term unless either party provides written notice of termination. Neither party provided such notice of termination. Mr. O’Donnell is currently being paid pursuant to the terms of the O’Donnell Agreement.

     The Compensation and Stock Option Committee also approved an employment agreement between the Company and Richard J. Thompson, Vice President-Finance and Chief Financial Officer of the Company, dated as of January 1, 2000 (the “Thompson Agreement”). The Thompson Agreement provides that effective February 1, 2000, Mr. Thompson is to receive a base salary of $275,000 per year, which amount is subject to adjustment. Effective February 1, 2001, Mr. Thompson’s salary was increased to $300,000 and has remained unchanged since that time. In addition, the Thompson Agreement provides that Mr. Thompson is eligible to receive an incentive payment each year of employment in an amount equal to up to a maximum of 130% of his base salary for such year. Mr. Thompson is also eligible for additional payments in the discretion of the Compensation and Stock Option Committee awarded in accordance with the terms of the Company’s Executive Incentive Plan. Under the terms of the Thompson Agreement, Mr. Thompson is also entitled to reimbursement of health, disability and life insurance benefits. The Thompson Agreement’s initial term expired on December 31, 2000, but is renewable each successive year thereafter for an additional one-year term unless either party provides written notice of termination. Neither party provided such notice of termination. Mr. Thompson is currently being paid pursuant to the terms of the Thompson Agreement.

     Upon any event of earlier termination of either of the O’Donnell Agreement or the Thompson Agreement, each of Mr. O’Donnell and/or Mr. Thompson, as the case may be, is entitled to receive his respective base salary through the date of termination of the respective agreement. In the event of either of Mr. O’Donnell’s and/or Mr. Thompson’s death or “disability” (as defined in the respective employment agreement), each of Mr. O’Donnell and/or Mr. Thompson, as the case may be, is entitled to receive his respective base salary for an additional year from the date of termination plus the full incentive payment under the Executive Incentive Plan to which he would have been entitled if the termination of the respective agreement had occurred at the end of the calendar year during which such termination occurred (the “Full Incentive Payment”), except that payments of base salary for the additional year will be offset by certain company-sponsored insurance benefits payable during such period. In the event that either of Mr. O’Donnell’s or Mr. Thompson’s employment is terminated by the Company without “cause” (as defined in the respective employment agreement) or by either of Mr. O’Donnell or Mr. Thompson due to the Company’s “substantial breach” (as defined in the respective employment agreement), each of Mr. O’Donnell and/or Mr. Thompson, as the case may be, is entitled to receive his respective base salary plus the Full Incentive Payment through the date of termination plus an amount equal to the product of his respective base salary and the Full Incentive Payment multiplied by two, payable over a 24-month period provided that the last 12 monthly payments shall not be made if either of Mr. O’Donnell or Mr. Thompson, as the case may be, is found to be in breach of certain non-disclosure, non-compete or non-solicitation agreements. Messrs. O’Donnell and Thompson are each also entitled to receive reimbursement of expenses of outplacement-related services up to $45,000. In the event of the Company’s termination of either of Mr. O’Donnell’s and/or Mr. Thompson’s employment, as the case may be, without “cause”, or termination of either agreement by Mr. O’Donnell or Mr. Thompson due to the Company’s “substantial breach” following a “change of control” (as defined in the respective employment agreement), each of Mr. O’Donnell and/or Mr. Thompson, as the case may be, is entitled to receive within 10 days from the date of termination (a) a lump-sum payment equal to the product of the sum of his respective base salary and the Full Incentive Payment multiplied by three and (b) an amount to cover certain excise taxes that may be incurred by Mr. O’Donnell and/or Mr. Thompson as a result of payment received by either of them following such “change of control”. In the event the Company does not renew either Agreement, each of Mr. O’Donnell and/or Mr. Thompson, as the case may be, shall generally be entitled to receive his respective base salary and Full Incentive Pay for an additional two years from the date of termination.

     Certain options granted to the Named Executives become immediately exercisable in the event of a “change of control” and certain other options become immediately exercisable if a Named Executive’s employment is terminated within six months after a “change of control” of the Company pursuant to the terms of the stock option plan under which the options were granted.

COMPENSATION AND STOCK OPTION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee (the Committee) of the Company’s Board of Directors is comprised of three individuals, each of whom is an Outside Director. The Committee is responsible for establishing the overall philosophy and strategy of the Company’s executive compensation program and overseeing the executive compensation plans developed to execute the Company’s compensation strategy.

The Company’s Executive Compensation Strategy

     The Company’s executive compensation program has been designed to promote stockholder interests and to:

•	Link key executives’ compensation to the Company’s strategic business objectives;
•	Promote human resource goals to attract, hire and retain quality talent;
•	Reward teamwork and individual performance for achieving annual business results;
•	Balance short and long-term considerations through compensation for achievement of annual goals that are consistent with long-term objectives; and
•	Provide motivation to key executives to excel by offering competitive incentive and total compensation.

     It is the Company’s intention to ensure that all compensation paid to its executives is tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Although Section 162(m) of the Code imposes limits on deductibility for certain non-approved compensation to certain executives exceeding $1 million per year, the Company, as a result of the structure of the compensation paid to its executives, does not currently anticipate any limitations of this deduction.

Compensation of Executive Officers

     The Company’s executive compensation program includes two principal elements: annual cash compensation and long-term awards. The Company uses survey data of comparable companies in its and similar industries with comparable revenue levels in assessing cash compensation and long-term awards. This evaluation also considers competitive data of the Company’s Selected Peer Group included in the Stock Performance Graph set forth below.

     Annual cash compensation includes both base salaries and annual incentive awards pursuant to the Company’s Executive Incentive Plan. Executives’ base salaries are evaluated each year based upon an assessment of market data of comparable companies. Subject to the applicable terms of any employment agreement, executives are eligible for adjustments in base salary based upon an assessment of individual performance and changes in principal job duties and responsibilities. Based on the Company’s performance, the Committee awarded no base salary increases to any Named Executive listed in the Summary Compensation Table in fiscal year 2002.

     Executives are eligible to receive annual incentive awards under the Company’s Executive Incentive Plan. Each executive participating in the plan has a targeted annual incentive award based upon competitive practice that represents a stated percentage of the executive’s base salary. The performance of executives with corporate-wide responsibilities is evaluated based upon the achievement of corporate financial targets. The performance of executives with divisional and/or subsidiary responsibility is evaluated based upon the achievement of divisional or subsidiary financial targets. The specific financial targets for corporate, divisional, and subsidiary levels vary each year depending upon the Committee’s assessment of each financial target’s relative importance and criticality to the Company. The financial targets for fiscal year 2002 were developed from the Company’s annual planning process at the beginning of the year. The Committee reviews and approves the targets each year based upon fairness, degree of difficulty and reasonableness.

     For fiscal year 2002, the Committee determined that two financial goals were of critical importance – cash flow improvement and net income – and approved discrete performance goals for each. Each measure was equally weighted and independently measured and evaluated. Further, the Committee placed certain limits on the maximum aggregate incentive payments earnable under the plan formulas. The Committee strongly believed this capped, formula-driven plan provided the necessary incentive to EIP participants while protecting the interests of stockholders.

     Long-term incentive compensation includes stock option grants under the 2000 Performance Equity Plan. The 2000 Performance Equity Plan permits the Company to grant non-qualified stock options to selected executives at an exercise price no less than the fair market value of the Common Stock on the date of grant.

     Each year the Committee reviews and approves annual salaries, annual incentive awards, grants of long-term incentives and the performance targets and criteria established for both the annual and long-term incentive plans. In addition, the Committee reviews the performance of the Company and its divisions and subsidiaries and exercises the final authority in approving the payout of executive incentive awards. The Committee also regularly engages executive compensation consultants and uses compensation data for comparable companies to support its decisions.

     In the beginning of fiscal year 2002, the Committee reviewed and approved the financial targets to be included in the fiscal year 2002 Executive Incentive Plan for the Chief Executive Officer and the Company’s other executive officers. Based upon the Committee’s review of the Company’s performance and the Chief Executive Officer and the Company’s other executive officers following conclusion of the 2002 fiscal year, the Committee determined that one financial goal, cash flow improvement, was achieved while the second financial goal, net income, was not achieved. As a result, the incentive payments reflected in the Summary Compensation Table on page 13 reflect only that portion of the cash flow improvement goal objective and not the net income goal objective, which was not achieved. Based on the formula employed by the Committee, and in consideration for the maximum caps permitted under the formula-driven plan, total incentive payments to all 62 plan participants for 2002 is approximately six percent of the cash flow generated over the fiscal year.

Determination of Compensation for the Chief Executive Officer

     Based on Company performance, Mr. O’Donnell’s base salary during fiscal year 2002 was not increased from the prior year rate of $560,000. Upon the voluntary election of Mr. O’Donnell and with concurrence of the Compensation Committee, the total earned bonus for fiscal year 2002 is payable 50% in cash, and in lieu of the remaining 50%, Mr. O’Donnell received an option grant to purchase 75,000 shares of Common Stock, which was granted at the current fair market value on March 10, 2003 of $3.20 per share. The cash portion is subject to Mr. O’Donnell’s continued employment and will be paid in four quarterly installments beginning in the second quarter 2003 through the first quarter of 2004. On August 8, 2002, the Company, pursuant to the 2000 Performance Equity Plan, granted Mr. O’Donnell non-qualified stock options to purchase 100,000 shares of Common Stock at an exercise price of $2.65 per share. Further, on January 18, 2002, Mr. O’Donnell received a special, one-time recognition grant of stock options to purchase 75,000 shares of Common Stock at an exercise price of $10.25 pursuant to the successful implementation of a corporate refinancing completed in January 2002. The terms of the above three stock option grants are for 60 months from the date of grant and are exercisable as follows: (i) 50% vesting any time after the second anniversary of the date of grant if the closing price of a share of Common Stock equals or exceeds 115% of the exercise price per share for any 20 of 30 consecutive trading days after the date of such grant, (ii) 100% vesting any time after the third anniversary if the closing price of a share of Common Stock equals or exceeds 130% of the exercise price per share for any 20 of 30 consecutive trading days after the date of such grant and (iii) to the extent not previously exercisable, 100% after 58 months from the date of grant. In addition, Mr. O’Donnell received non-qualified stock options to purchase 30,000 shares of Common Stock on each of August 16, 2002 and November 1, 2002, at exercise prices of $2.48 and $1.83 per share, respectively, each pursuant to the Company’s 2000 Performance Equity Plan. The terms of these options are for five years from the date of issue and are exercisable as follows: (i) 50% vesting any time after the first anniversary of the date of issue, and (ii) the remaining 50% vesting any time after second anniversary of the date of issue.

     Members of the Compensation and Stock Option Committee:

          Phillip A. O’Reilly, Chairman
          Bert Sager
          Lewis Solomon

AUDIT COMMITTEE REPORT

     Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee reviewed and discussed the audited financial statements with both the Company’s management and Ernst & Young, the Company’s independent auditor for fiscal year 2002. Specifically, the Audit Committee has discussed with Ernst & Young matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380).

     The Audit Committee received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Ernst & Young the issue of its independence from the Company.

     Based on the Audit Committee’s review of the audited financial statements and its discussions with both the Company’s management and Ernst & Young noted above, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2002.

     Fees for all services provided by Ernst & Young to the Company for fiscal year 2002 were separately approved by the Audit Committee, in accordance with the Sarbanes-Oxley Act, and were as follows:

Audit Fees

     The Company incurred $803,292 in fees for professional services rendered by Ernst & Young with respect to the audit of the Company’s fiscal year 2002 annual consolidated financial statements and the review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q. Arthur Andersen LLP, which had been retained as the Company’s independent auditors for more than the prior two fiscal years, was dismissed on May 9, 2002. In 2002, the Company incurred $ 220,903 in fees for professional services rendered by Arthur Andersen LLP to the Company through the quarter ending March 29, 2002. In 2001, the amount incurred with Arthur Andersen LLP related to Audit Fees was $757,342.

Tax Fees

     The Company incurred fees of $410,745 in 2002 and $140,808 in 2001 for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning. During 2001, the Company incurred fees of $86,000 related to tax planning with Arthur Andersen LLP.

All Other Fees

     The Company incurred an additional $79,840 in fees for other services rendered by Ernst Young, including consulting services to advise the Company in connection with refinancing its senior credit facility and the audit of the Company’s benefit plan, in fiscal year 2002. During 2001, the Company incurred fees of $639,015 with Arthur Andersen LLP primarily related to information systems consulting.

     The Audit Committee pre-approved all audit and non-audit services provided by Ernst & Young in fiscal year 2002. The Audit Committee will, in the future, pre-approve all audit and non-audit services provided by the Company’s auditor in compliance with the Sarbanes-Oxley Act.

     The Audit Committee has considered whether the provision of non-audit services by Ernst & Young was compatible with maintaining its independence and has determined that the nature and substance of the non-audit services did not impair the status of Ernst & Young as the Company’s independent auditors.

     AUDIT COMMITTEE:

          Edward S. Croft, III, Chairman
          Lawrence J. Matthews
          Phillip A. O’Reilly
          Bert Sager
          Lewis Solomon

Stock Performance Graph

     The line graph below compares the cumulative total stockholder return (assuming reinvestment of dividends) on the Company’s Common Stock, over the most recent five-year period up to and including December 31, 2002 with the cumulative total return of companies on the Russell 2000(Reg. TM) Index and the S&P SmallCap Electrical Components and Equipment Index (the “Electrical Components and Equipment Index”), a published line-of-business index. In the preceding fiscal year we had compared the cumulative total stockholder return on the Company’s Common Stock with the S&P SmallCap Electrical Equipment Index; however, this index is no longer tracked or published. In light of the Company’s continuing focus on its power conversion business, the Electrical Components and Equipment Index, which includes the Company’s Common Stock in its constituency, was selected because we believe this index provides a meaningful comparison to the Company’s performance.

CUMULATIVE TOTAL RETURN

Based on an Investment of $100 and Reinvestment of Dividends Beginning on December 31, 1997

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02

Artesyn Technologies, Inc.	$100	$62	$ 93	$ 70	$ 41	$ 17
Russell 2000	$100	$97	$115	$111	$112	$ 88
S&P SmallCap Electrical Components &
Equipment Index	$100	$99	$159	$175	$143	$111

INDEPENDENT AUDITORS

     The Company has not made a decision on the selection of the independent certified public accountants for the Company’s fiscal year ending December 31, 2003. The Audit Committee anticipates making a recommendation for the selection of its independent certified public accountants to the Company’s Board of Directors at its upcoming Board meeting on May 8, 2003.

     The Company retained the firm of Ernst & Young to act as independent auditors for the Company for the fiscal year ending December 27, 2002. The Audit Committee considered, among other matters, Ernst & Young’s independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Arthur Andersen LLP, which had been retained as the Company’s independent auditors for more than the prior two fiscal years, was dismissed on May 9, 2002. Representatives of Arthur Andersen LLP (the Company’s independent auditor for fiscal year 2001 and the fiscal quarter ending March 29, 2002) will not be present at the Meeting. However, representatives of Ernst & Young (the Company’s independent auditor for fiscal year 2002) are expected to be present at the Meeting, to have the opportunity to make a statement, if they so desire, and to be available to respond to appropriate questions. For the fiscal years ended December 29, 2000 and December 28, 2001, Arthur Andersen LLP’s reports on the financial statements of the Company did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company’s financial statements for the fiscal years ended December 29, 2000 and December 28, 2001, and its review through the fiscal quarter ending March 29, 2002, there were no disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or audit scope or procedures that, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the matter in its reports.

     During the fiscal years ended December 29, 2000 and December 28, 2001 (and through the fiscal quarter ending March 29, 2002), with respect to the Board’s decision to dismiss Arthur Andersen LLP, the Company did not consult Ernst & Young regarding the application of accounting principles for a specified transaction, completed or proposed, or the type of audit opinion that might be reflected on the Company’s financial statements or on any similar matter.

SUBMISSION OF STOCKHOLDER PROPOSALS

     At the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Meeting, other than as described above. In accordance with the Company’s By-laws and Rules 14a-4(c) and 14a-5(e) promulgated under the Exchange Act, the Company hereby notifies its stockholders that since it did not receive notice by February 7, 2003 of any other proposed matter to be submitted for stockholder vote at the Meeting, all proxies received in respect of the Meeting will be voted in the discretion of the Company’s management on any other matters which may properly come before the Meeting.

     Any proposal which is intended to be presented by any stockholder for action at the 2004 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company, at 7900 Glades Road, Suite 500, Boca Raton, Florida 33434, not later than November 26, 2003 in order for such proposal to be considered for inclusion in the proxy statement and form of proxy relating to the 2004 Annual Meeting of Stockholders.

     The Company hereby further notifies its stockholders that if the Company does not receive notice by February 20, 2004 of a proposed matter to be submitted for stockholders vote at the 2004 Annual Meeting of Stockholders, then any proxies held by members of the Company’s management in respect of such meeting may be voted at the discretion of such management members on such matter if it shall properly come before such meeting, without any discussion of such proposed matter in the proxy statement to be distributed in respect of such meeting.

By Order of the Board of Directors RICHARD J. THOMPSON Secretary

Dated: March 26, 2003

ARTESYN TECHNOLOGIES, INC. 7900 GLADES ROAD, SUITE 500 BOCA RATON, FL 33434	VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Artesyn Technologies, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ARTSN1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARTESYN TECHNOLOGIES, INC.
Vote On Directors			For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1.	ELECTION OF DIRECTORS Nominees: 01) Edward S. Croft, III 02) Lawrence J. Matthews 03) Joseph M. O’Donnell 04) Stephen A. Ollendorff 05) Phillip A. O’Reilly	06) Bert Sager 07) A. Eugene Sapp, Jr. 08) Ronald D. Schmidt 09) Lewis Solomon 10) John M. Steel	O	O	O

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) thereof and as provided by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended.

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

ARTESYN TECHNOLOGIES, INC.

Proxy For Annual Meeting To Be Held on May 8, 2003

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) of ARTESYN TECHNOLOGIES, INC., a Florida corporation (the “Company”), hereby constitute(s) and appoint(s) PHILLIP A. O’REILLY and BERT SAGER, and each of them, with full power of substitution in each, as the agent, attorneys and proxies of the undersigned, for and in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of the Company to be held at Pete’s Grande Terrace, 7880 Glades Road, Boca Raton, Florida, on May 8, 2003 at 10:00 A.M. (local time), and any adjournment(s) thereof, all of the shares of the Company’s common stock which the undersigned would be entitled to vote if then personally present at such meeting in the manner specified and on any other business as may properly come before the Meeting.

     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ITEM 1 AND IN THE PROXIES’ DISCRETION, UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.

Please Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

(Continued and to be signed and dated on the reverse side.)